                                                                                                                                                                                   EXHIBIT 3.1

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION (PROFIT)
OF
RAPTOR NETWORKS TECHNOLOGY, INC.

      Pursuant to Section 7-110-106 and Part 3 of Article 90 of Title 7, Colorado Revised Statutes (C.R.S.), these Articles of Amendment to its Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

1.         The current name of the corporation is: RAPTOR NETWORKS TECHNOLOGY, INC.

2.         The date the following amendments to the Articles of Incorporation was adopted is: June 9, 2005.

3.         The text of each amendment adopted:

            Stock Class: Common, Authorized Shares: 75,000,000.

4.         This amendment was adopted as follows: The number of shares cast for the amendments by each voting group entitled to vote separately on the amendments was sufficient for approval by that voting group – Adopted by the shareholders.

5.         Effective date: To be effective upon filing.

6.         The name and mailing address of the individual who causes this document to be delivered for filing and to whom the Secretary of State may deliver notice if filing of this document is refused, is:

                        Bob van Leyen
                        Chief Financial Officer
                        Raptor Networks Technology, Inc.
                        1241 East Dyer Road, Suite 150
                        Santa Ana, CA 92705

                                                                                                      RAPTOR NETWORKS TECHNOLOGY, INC.

                                                                                                      By:       /s/ Bob van Leyen
                                                                                                            Bob van Leyen, Chief Financial Officer